VALHI REPORTS FOURTH QUARTER 2025 RESULTS

DALLAS, TEXAS . . March 10, 2026. Valhi, Inc. (NYSE: VHI) reported a net loss attributable to Valhi stockholders of $53.2 million, or $1.86 per share, in the fourth quarter of 2025 compared to net income of $22.8 million, or $.80 per share, in the fourth quarter of 2024. For the full year of 2025, Valhi reported a net loss attributable to Valhi stockholders of $57.6 million, or $2.02 per share, compared to net income of $108.0 million, or $3.79 per share, for the full year of 2024. Net income attributable to Valhi stockholders decreased in the fourth quarter and full year of 2025 as compared to the same periods in 2024 primarily due to lower operating results from the Chemicals Segment. Net loss attributable to Valhi stockholders in the fourth quarter of 2025 includes a non-cash deferred income tax expense of $8.5 million related to the recognition of a valuation allowance on our Chemicals Segment’s German interest deduction limitation deferred tax asset ($5.6 million, or $.20 per share, net of noncontrolling interest) and for the full year of 2025 includes the recognition of a non-cash deferred income tax expense of $19.3 million to reduce the Chemicals Segment’s net German deferred tax asset as a result of the German tax rate reduction in the third quarter ($12.8 million, or $.45 per share, net of noncontrolling interest). Net income attributable to Valhi stockholders in the fourth quarter of 2024 includes aggregate income of $31.4 million ($20.6 million, or $.72 per share, net of tax and noncontrolling interest) related to the settlement of a liability for an environmental remediation site.

As previously reported, effective July 16, 2024, the Chemicals Segment acquired the 50% joint venture interest in Louisiana Pigment Company, L.P. (“LPC) previously held by Venator Investments, Ltd. Prior to the acquisition, the Chemicals Segment held a 50% joint venture interest in LPC. Following the acquisition, LPC became a wholly-owned subsidiary of the Chemicals Segment. We accounted for the acquisition as a business combination. The results of operations of LPC have been included in our results of operations beginning as of the acquisition date. Net income for the full year of 2024 includes the recognition of a non-cash gain of $64.5 million ($33.6 million, or $1.18 per share, net of tax and noncontrolling interest) associated with the remeasurement of the investment in LPC as a result of the acquisition. Net loss for the full year of 2025 includes the recognition of a non-cash gain of $4.6 million ($2.4 million, or $.08 per share, net of tax and noncontrolling interest) associated with the remeasurement of the earn-out liability initially recorded in connection with the LPC acquisition.

The Chemicals Segment’s net sales of $418.3 million in the fourth quarter of 2025 were $4.8 million, or 1%, lower than in the fourth quarter of 2024, and net sales of $1.9 billion in the full year of 2025 were $27.7 million, or 1%, lower than the full year of 2024. The Chemicals Segment’s net sales decreased in the fourth quarter of 2025 compared to the fourth quarter of 2024 primarily due to the net effects of lower average TiO2 selling prices, higher market share gains in its European markets and changes in product mix, primarily due to lower sales volumes in its complementary businesses. The Chemicals Segment’s net sales decreased for the full year of 2025 compared to the same period in 2024 due to the effects of lower average TiO2 selling prices somewhat offset by an increase in sales volumes (primarily in its European, North American and Latin American markets). The Chemicals Segment ended 2025 with average TiO2 selling prices 10% lower than the beginning of 2025. Average TiO2 selling prices were 8% lower in the fourth quarter of 2025 as compared to the fourth quarter of 2024 and 4% lower for the full year of 2025 as compared to the full year of 2024. Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, increasing the Chemicals Segment’s net sales by approximately $13 million in the fourth quarter of 2025 and by approximately $24 million in the full year of 2025 as compared to the same prior year periods. The table at the end of this press release shows how each of these items impacted the Chemicals Segment’s net sales.

The Chemicals Segment’s operating loss in the fourth quarter of 2025 was $60.1 million compared to operating income of $32.6 million in the fourth quarter of 2024. For the full year of 2025, the Chemicals Segment’s operating loss was $24.5 million compared to operating income of $138.5 million in the full year of 2024. The Chemicals Segment’s operating income decreased in the fourth quarter of 2025 compared to the fourth quarter of 2024 primarily due to the effects of higher unabsorbed fixed production costs resulting from reduced operating rates at its production facilities, lower average TiO2 selling prices and costs incurred related to workforce reduction initiatives of approximately $10.3 million. The Chemicals Segment’s operating loss in the fourth quarter of 2025 includes approximately $54 million of unabsorbed fixed production and other manufacturing costs associated with production curtailments at its facilities. The Chemicals Segment’s operating income decreased in the full year of 2025 compared to the full year of 2024 primarily due to the effect of approximately $111 million in unabsorbed fixed production costs recognized as a result of reduced operating rates at its production facilities somewhat offset by lower production costs (primarily raw materials). The Chemicals Segment operated its production facilities at overall average capacities of 77% of practical capacity utilization in the full year of 2025 (93%, 81%, 80% and 55% in the first, second, third and fourth quarters of 2025, respectively) compared to 96% in full year of 2024 (87%, 99%, 92% and 97% in the first, second, third and fourth quarters of 2024, respectively). Fluctuations in currency exchange rates (primarily the euro) for the fourth quarter and full year of 2025 decreased our Chemicals Segment’s operating loss by approximately $3 million and $8 million, respectively, as compared to the same prior year periods.

The Component Products Segment’s net sales were $37.7 million in the fourth quarter of 2025 compared to $38.4 million in the fourth quarter of 2024 and $158.3 million in the full year of 2025 compared to $145.9 million in the full year of 2024. The Component Products Segment’s net sales decreased in the fourth quarter of 2025 compared to the same period in 2024 predominantly due to lower security products sales to the healthcare market, partially offset by higher Marine Components sales to the industrial market. Net sales increased for the full year of 2025 compared to the same period in 2024 primarily due to higher Security Products sales to the government security market and higher marine components sales to various markets including the towboat, government and industrial markets Operating income attributable to the Component Products Segment was $5.6 million in the fourth quarter of 2025 compared to $4.9 million in the fourth quarter of 2024 and $22.6 million in the full year of 2025 compared to $17.0 million in the full year of 2024. The Component Products Segment’s operating income increased in the fourth quarter of 2025 compared to the same period in 2024 primarily due to higher sales at marine components as well as improved gross margins at each of the security products and marine components reporting units. The Component Product’s Segment’s operating income increased for the full year of 2025 compared to 2024 primarily due to higher sales and improved gross margins at each of the security products and marine components reporting units.

The Real Estate Management and Development Segment had net sales of $38.5 million in the fourth quarter of 2025 compared to $19.4 million in the fourth quarter of 2024. For the full year of 2025 the Real Estate Management and Development Segment had net sales of $59.3 million compared to $71.8 million in the same period of 2024. Land sales revenue is generally recognized over time based on cost inputs, and land sales revenues are dependent on spending for development activities. During the fourth quarter of 2025, our Real Estate Management and Development Segment closed on three parcels including approximately $6.3 million related to parcels with no further development obligations which were immediately recognized as revenue. Land sales revenues for the full year of 2025 decreased compared to the full year of 2024 primarily due to the net effects of a slower pace of development activity for previously sold parcels within the residential/planned community as our development work nears completion offset by additional land sale revenue in the fourth quarter of 2025 related to the sale of three parcels noted above. The pace of development activities is dictated by a number of factors such as city permit and design approval, approvals from the Nevada Department of Environmental Protection, labor and materials availability, and the amount of remaining development obligations. The Real Estate Management and Development Segment also recognized tax increment infrastructure reimbursements of $34.2 million ($17.8 million, or $.62 per share, net of income tax and noncontrolling interest) in the full year of 2025 and $30.3 million ($15.7 million, or $.55 per share, net of income tax and noncontrolling interest) in the full year of 2024 which are included in operating income.

Excluding the effect of the environmental remediation settlement noted above, corporate expenses in the fourth quarter and full year of 2025 were comparable to the same periods in 2024. Interest income and other decreased $1.4 million in the fourth quarter and $5.4 million in the full year of 2025 compared to the same periods of 2024 primarily due to lower interest rates and decreased average investment balances. Interest expense increased $1.9 million in the fourth quarter of 2025 and $7.2 million in the full year of 2025 compared to the same periods in 2024 due to higher average debt balances and higher interest rates. In addition, interest expense in the first nine months of 2024 includes a charge of $1.5 million for the write-off of deferred financing costs at the Chemicals Segment. Other components of net periodic pension and OPEB expense of $32.7 million for the full year of 2025 and $30.3 million for the fourth quarter of 2025 includes a $28.7 million settlement loss incurred during the fourth quarter of 2025 related to the termination and buy-out of our U.S. pension plan ($17.6 million, or .62 per share, net of tax and noncontrolling interest).

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

●	Future supply and demand for our products;
●	Our ability to realize expected cost savings from strategic and operational initiatives;
●	Our ability to integrate acquisitions into Kronos’ operations and realize expected synergies and innovations;
●	The extent of the dependence of certain of our businesses on certain market sectors;
●	The cyclicality of certain of our businesses (such as Kronos’ TiO2 operations);
●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
●	Changes in raw material and other operating costs (such as ore, zinc, brass, aluminum, steel and energy costs), including as a result of additional or changed tariffs on imported raw materials;
●	Changes in the availability of raw materials (such as ore);
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs, reduce demand or perceived demand for TiO2, component products and land held for development or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, tariffs, natural disasters, terrorist acts, global conflicts and public health crises);
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, certain regional and world events or economic conditions and public health crises);
●	Technology related disruptions (including, but not limited to, cyber-attacks; software implementation, upgrades or improvements; technology processing failures; or other events) related to our technology infrastructure (including manufacturing and accounting systems) that could impact our ability to continue operations, or at key vendors which could impact our supply chain, or at key customers which could impact their operations and cause them to curtail or pause orders;
●	Competitive products and substitute products;
●	Competition from Chinese suppliers with less stringent regulatory and environmental compliance requirements;
●	Customer and competitor strategies;
●	Our ability to retain key customers;
●	Potential consolidation of our customers;
●	The impact of pricing and production decisions;
●	Competitive technology positions;
●	Our ability to protect or defend intellectual property rights;
●	The introduction of new, or changes in existing, tariffs, trade barriers or trade disputes;
●	The ability of our subsidiaries to pay us dividends;
●	Uncertainties associated with new product development and the development of new product features;
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone) or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;
●	Decisions to sell operating assets other than in the ordinary course of business;
●	The timing and amounts of insurance recoveries;
●	Our ability to renew or refinance credit facilities or other debt instruments in the future;
●	Changes in interest rates;
●	Our ability to maintain sufficient liquidity;
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation or decommissioning obligations at sites related to our former operations);
●	Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products) including new environmental, sustainability, health and safety or other regulations (such as those seeking to limit or classify TiO2 or its use);
●	The ultimate resolution of pending litigation (such as NL’s lead pigment and environmental matters);
●	Our ability to comply with covenants contained in our revolving bank credit facilities;
●	Our ability to complete and comply with the conditions of our licenses and permits;
●	Changes in construction costs in Henderson, Nevada; and
●	Pending or possible future litigation (such as litigation related to CompX’s use of certain permitted chemicals in its productions process) or other actions.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the chemicals (TiO2), component products (security products and recreational marine components) and real estate management and development industries.

*****

Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

Tel. 972-233-1700

VALHI, INC. AND SUBSIDIARIES

CONDENSED SUMMARY OF OPERATIONS

(In millions, except earnings per share)

	Three months ended		Year ended
	December 31,		December 31,
	2024	2025	2024	2025

	(unaudited)
Net sales
Chemicals	$423.1	$418.3	$1,887.1	$1,859.4
Component products	38.4	37.7	145.9	158.3
Real estate management and development	19.4	38.5	71.8	59.3

Total net sales	$480.9	$494.5	$2,104.8	$2,077.0

Operating income (loss)
Chemicals	$32.6	$(60.1)	$138.5	$(24.5)
Component products	4.9	5.6	17.0	22.6
Real estate management and development	19.2	23.6	55.2	65.2

Total operating income (loss)	56.7	(30.9)	210.7	63.3

General corporate items:
Interest income and other	5.4	4.0	22.0	16.6
Gain on remeasurement of investment in TiO2 manufacturing joint venture	—	—	64.5
Gain on remeasurement of earn-out liability	—	—	—	4.6
Insurance recoveries	.1	—	1.4	—
Gain on land sales	.5	—	.5	—
Other components of net periodic pension and OPEB expense	(.8)	(30.3)	(2.6)	(32.7)
Changes in market value of Valhi common stock held by subsidiaries	(2.4)	(.9)	1.9	(2.7)
General expenses, net	22.5	(8.4)	(4.3)	(35.0)
Interest expense	(13.3)	(15.2)	(49.9)	(57.1)

Income (loss) before income taxes	68.7	(81.7)	244.2	(43.0)

Income tax expense	36.3	(18.4)	82.9	11.9

Net income (loss)	32.4	(63.3)	161.3	(54.9)

Noncontrolling interest in net income (loss) of subsidiaries	9.6	(10.1)	53.3	2.7

Net income (loss) attributable to Valhi stockholders	$22.8	$(53.2)	$108.0	$(57.6)

Amounts attributable to Valhi stockholders:
Basic and diluted net income (loss) per share	$.80	$(1.86)	$3.79	$(2.02)

Basic and diluted weighted average shares outstanding	28.5	28.5	28.5	28.5

VALHI, INC. AND SUBSIDIARIES

IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

(unaudited)

	Three months ended	Year ended
	December 31,	December 31,
	2025 vs 2024	2025 vs. 2024
Percentage change in TiO2 net sales:
TiO2 sales volumes	7%	2%
TiO2 product pricing	(8)	(4)
TiO2 product mix/other	(3)	—
Changes in currency exchange rates	3	1

Total	(1)%	(1)%